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                                                                   EXHIBIT 10(d)



                    Annual Performance Incentive Plan (APIP)


Under APIP, executive officers of the Company are eligible to receive performance-related cash payments if approved by the Compensation Committee (the Committee). Payments are, in general, only made if Committee-established annual performance objectives are met.

Early in 2002, the Committee approved an annual incentive target and maximum opportunity, expressed as a percentage of base salary, for each participating officer. The Committee also established overall threshold, target and maximum measures of performance for the 2002 APIP. The performance measures and weightings for 2002 were cash management (40%), performance profit (40%), and revenue (20%). Additional goals were also established for each officer that included business-unit specific and/or individual performance goals and objectives, including new product launches, and executing business turnarounds. The weights associated with each business-unit specific or individual performance goal and objective used vary.

In June 2002, the Company restated and adjusted its 1997 - 2001 financial results. Following the restatement, the Committee approved mid-year payments of one-half the target amounts and approved revised performance goals for 2002 on a post-restatement basis. The mid-year payment was credited toward the full-year APIP.

For 2002, the performance against the post-restatement goals was as follows: cash management was below targeted levels, revenue generation was slightly below plan and performance profit was significantly better than plan. The Company successfully launched 17 new products and made significant progress in improving its Developing Markets Organization. Accordingly, the Committee approved the balance of the APIP awards to participating officers which when aggregated with the mid-year payment ranged in total from 100% target levels to approximately 171% of target based on their individual and unit performance.